Exhibit (h)(7)(iv)

AMENDMENT NO. 3

AMENDED AND RESTATED PARTICIPATION AGREEMENT

Amendment No. 3, dated as of November 1, 2013 (“Amendment No. 3”), to the Amended and Restated Participation Agreement, dated as of May 23, 2012, as amended (“Agreement”), by and among EQ Advisors Trust (“Trust”), MONY Life Insurance Company of America and AXA Distributors, LLC (collectively, the “Parties”).

The Parties hereby agree to modify and amend the Agreement as follows:

1.	Schedule B. Schedule B to the Agreement, setting forth the Separate Accounts of MONY Life Insurance Company of America to which the Agreement relates is hereby replaced in its entirety by Schedule B attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

EQ ADVISORS TRUST		MONY LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
Name:	Brian Walsh	Name:	Steven M. Joenk
Title:	Chief Financial Officer and Treasurer	Title	Senior Vice President

AXA DISTRIBUTORS, LLC

By:	/s/ Nicholas B. Lane
Name:	Nicholas B. Lane
Title:	Chairman, President and Chief Executive Officer

SCHEDULE B

SEPARATE ACCOUNTS

MLOA “L”

MLOA “A”

MLOA “P”

MLOA “K”